January 15, 2000



                                 PROMISSORY NOTE


     Virtual Reality, Inc. (AVRI@), a Nevada corporation with its principal place of business at 333 Meadowlands Parkway, Secaucus, New Jersey 07094, hereby acknowledges a loan to VRI in the amount of One Hundred Thirty Four Thousand ($134,000.00) Dollars for operating capital as yet unpaid, and hereby promises to pay said debt to the order of said Martin F. Cardone, together with interest of 10% per annum, in twelve equal monthly installments of One Thousand ($1,000.00) Dollars on the first day of each month beginning February 1, 2000. All such payments shall be made to Cardone at 116 John Street, New York, New York 10038, or such other place as he or the holder of this Note may designate.

     Presentment for payment, notice of dishonor, and protest and notice of protest are hereby waived by VRI and its successor, heirs and/or assigns


Made this 15th day of January, 2000.


                                                        VIRTUAL REALITY, INC.



                                                        By:/S/ Martin F. Cardone
                                                           ---------------------
                                                               Martin F. Cardone
                                                               President



Witnessed By:


/s/ Marcella Devone
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